Exhibit 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
THURSDAY, MAY 18, 2006
RAVEN INDUSTRIES ANNOUNCES FIRST QUARTER RESULTS
•	Engineered Films Division increased sales by 40%, operating income by 43%

•	Company anticipates another record year with double-digit earnings growth
SIOUX FALLS, SD—May 18, 2006—Raven Industries, Inc. (RAVN: NasdaqNM) today reported record sales and earnings for its first quarter ended April 30, 2006. Net sales rose 15 percent to $58.5 million while net income for the quarter increased five percent to $7.5 million, or $0.41 per share, from $7.2 million, or $0.39 per share in the prior year period. Results were driven by continued strength in the company’s Engineered Films Division.
“We had a solid performance in the quarter highlighted by growth in revenues, earnings and cash flow, despite no military parachute deliveries,” said Chief Executive Officer Ronald Moquist. “Having made significant investments in expanding both our plastic film capacity and product capabilities, we are currently benefiting from strong demand related to oilfield activity, construction and disaster-related films.”
Segment Performance
Engineered Films Division (EFD) posted a 40 percent increase in sales to $22.6 million, for the first quarter compared with $16.1 million in the same quarter a year ago. Operating income rose 43 percent to $5.9 million over the prior year period. Despite volatile raw material costs, particularly polyethylene resins, operating margins improved over fourth quarter levels. Moquist added, “Since most of our film orders are short-term in nature, raw material price swings are generally passed through, although with a lag on some occasions. We remain optimistic about our growth prospects in films.” Recent capital investments will enable production of specialty films with up to seven layers, offering enhanced strength and barrier protection not previously available.
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
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Flow Controls Division (FCD) continued to feel the effects of a weaker agricultural sector. Sales for the first quarter rose two percent to $16.3 million over the prior year period. Operating income declined 12 percent from year-ago levels to $5.1 million, reflecting increased investments in product development and sales and marketing. Moquist noted, “There’s no doubt that this agricultural market presents a challenge. In this environment we expect profit growth will be minimal, but we intend to continue to make the critical long-term strategic investments required for long-term growth. We are making good progress in building out our precision agriculture marketing channels in Europe and South America and with key U.S. original equipment manufacturers.”
Electronic Systems Division (ESD) sales for the first quarter increased 13 percent to $15.1 million while operating income fell by four percent from the prior-year period to $2.0 million. “This business benefits from a diverse group of customers who depend on us for high-mix, low-volume types of projects, and while this quarter we shipped some relatively lower margin products, indications from our customers are that demand remains strong. ESD expects to show profit growth in the second half of the year,” added Moquist. “Our circuit board assemblies and related services span a number of industries, including communication, environmental controls, and aviation components.”
Aerostar sales for the first quarter declined 15 percent to $4.4 million from the same period a year ago, while operating income was $228,000 compared to $937,000 one year earlier. In the year-ago period, the company was still shipping cargo parachutes under a large military contract, which was completed in October 2005. During the first quarter this year, Aerostar received a new $6 million parachute order. The order calls for most product to be delivered in the company’s next fiscal year and it is expected to be completed by December 2007. Development efforts are focused on high-altitude aerostats, targeting applications for long-distance communications, data relay and reconnaissance.
Balance Sheet
The company’s cash and investment balances were $8.0 million at April 30, 2006, versus $4.1 million one year earlier. Operating cash flows for the first quarter totaled $4.6 million compared with $1.3 million for the prior year period. The improvement in first-quarter cash flows from operating activities was due to higher earnings and reduced working capital requirements. Cash used for capital expenditures increased by $3.9 million over the prior year quarter primarily due to capacity expansion in Engineered Films. Also, during the first quarter, the Board of Directors approved a 29 percent dividend increase.
Outlook
Commenting on the company’s prospects, Moquist said, “With four operating segments in different sectors of the economy, we are used to the push and pull that occurs in any given quarter. Our goal is to keep growing the top line while generating strong profit margins and cash flows. Along with increasing the dividend, we continue to reinvest in market expansion and new products. We anticipate that our growth this year will continue to be led by Engineered Films. Flow Controls and Electronic Systems also have the potential to exceed last year’s record performances, but at reduced growth levels. Based on the relative strength of each segment, we remain confident in our ability to produce another record year of results and double-digit earnings growth.”
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Raven Industries, Inc.
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About Raven Industries, Inc.
Celebrating its 50th anniversary, Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its first quarter fiscal 2007 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. A replay will be available through this website for 90 days.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates, “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such assumptions are correct or that these expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the Company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the Company’s largest customers, any of which could adversely impact any of the Company’s product lines, as well as other risks described in the Company’s 10-K under Item 1A. The foregoing list is not exhaustive and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.
For more information on Raven Industries, please visit the company’s website at
www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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Raven Industries, Inc.
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2006	2005	Change
Net sales	$58,465	$50,704	15%
Cost of goods sold	42,574	35,543

Gross profit	15,891	15,161	5%

Selling, general and administrative expenses	4,414	4,025

Operating income	11,477	11,136	3%

Other (income) expense, net	(138)	38

Income before income taxes	11,615	11,098	5%

Income taxes	4,113	3,941

Net income	$7,502	$7,157	5%

Net income per common share:
-basic	$0.41	$0.40	2%
-diluted	$0.41	$0.39	5%

Weighted average common shares outstanding:
-basic	18,114	18,033
-diluted	18,350	18,292
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2006	2005	Change
Net Sales:
Engineered Films	$22,579	$16,092	40%
Flow Controls	16,345	16,089	2%
Electronic Systems	15,116	13,321	13%
Aerostar	4,425	5,202	(15)%

Total Company	$58,465	$50,704	15%

Operating Income:
Engineered Films	$5,901	$4,119	43%
Flow Controls	5,146	5,869	(12)%
Electronic Systems	1,996	2,090	(4)%
Aerostar	228	937	(76)%

Total Segment Income	13,271	13,015
Corporate Expenses	(1,794)	(1,879)	5%

Total Company	$11,477	$11,136	3%

Raven Industries, Inc.
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	April 30	January 31	April 30
	2006	2006	2005
ASSETS
Cash, cash equivalents and short-term investments	$7,964	$11,409	$4,148
Accounts receivable, net	33,441	29,290	29,206
Inventories	29,598	27,819	23,209
Prepaid expenses and other current assets	3,768	2,827	4,003

Total current assets	74,771	71,345	60,566

Property, plant and equipment, net	30,303	25,602	21,442
Other assets, net	9,270	9,210	9,749

	$114,344	$106,157	$91,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,669	$8,179	$6,252
Accrued and other liabilities	13,214	11,871	12,282

Total current liabilities	21,883	20,050	18,534

Other liabilities	1,816	1,718	1,435
Shareholders’ equity	90,645	84,389	71,788

	$114,344	$106,157	$91,757

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended April 30
	2006	2005
Cash flows from operating activities
Net income	$7,502	$7,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,289	1,139
Deferred income taxes	(127)	(111)
Other operating activities, net	(4,075)	(6,923)

Net cash provided by operating activities	4,589	1,262

Cash flows from investing activities
Capital expenditures	(6,325)	(2,409)
Acquisition of businesses	—	(2,685)
Other investing activities, net	(63)	497

Net cash used in investing activities	(6,388)	(4,597)

Cash flows from financing activities
Dividends paid	(1,630)	(1,262)
Purchase of treasury stock	—	(360)
Other financing activities, net	(14)	(28)

Net cash used in financing activities	(1,644)	(1,650)

Effect of exchange rate changes on cash	(2)	14

Net decrease in cash and cash equivalents	(3,445)	(4,971)
Cash and cash equivalents at beginning of period	9,409	6,619

Cash and cash equivalents at end of period	5,964	1,648
Short-term investments	2,000	2,500

Cash, cash equivalents and short-term investments	$7,964	$4,148